Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

ORPHAN MEDICAL REPORTS 2004 FIRST QUARTER RESULTS
-Investigational New Drug Application Under Review by FDA-

MINNEAPOLIS – April 21, 2004 – Orphan Medical, Inc. (Nasdaq: ORPH) today announced results for the first quarter ended March 31, 2004. Revenue for the quarter was $5.4 million, which includes $1 million of licensing revenue. The $4.4 million in product revenue was highlighted by growth in Xyrem® (sodium oxybate) oral solution and strong Antizol® (fomepizole) Injection sales. Xyrem revenue for the quarter was $1.7 million compared to $0.6 million in the prior year. Orphan Medical reported a net loss to common shareholders of $4.3 million, or $0.40 per share, compared to a net loss of $4.1 million, or $0.39 per share, in the first quarter of 2003.

Compared to the first quarter of 2003, revenues from currently marketed products increased approximately 81 percent, but overall revenue decreased by four percent from the $4.6 million reported in the first quarter of 2003 due to the divestment of three products in 2003. Licensing and royalty revenue includes the milestone payment from our European partner, Celltech Pharmaceuticals, related to the filing of the Xyrem marketing authorization application for approval in the European Union.

Development expenses increased to $4.2 million for the quarter ended March 31, 2004, compared to $2.2 million in the prior year, due to higher spending related to two ongoing clinical trials to evaluate Xyrem as a treatment for excessive daytime sleepiness (EDS) in narcolepsy. Sales and marketing expenses decreased to $3.4 million from $4.3 million in the first quarter of 2003, which included Xyrem launch activities. General and administrative expenses decreased to $1.2 million in the quarter ended March 31, 2004, compared to $1.3 million for the same period in 2003. The decrease from the prior year in both general and administrative expenses and sales and marketing expenses were the result of staff and program reductions resulting from the product divestments in the second quarter of 2003.

As of March 31, 2004, the Company had over $18 million in cash. The Company used approximately $5.2 million in cash during the first-quarter of 2004, compared to $5.9 million used in the previous quarter. The Company projects that cash usage will decline slightly in subsequent quarters of 2004 as a result of increasing revenue and decreasing clinical trial activity with the completion of two EDS trials. The Company expects that its current cash position along with expected milestone payments resulting from its licensing agreement with Celltech will be sufficient to fund operations well into 2005.

The Company also announced that it has filed an Investigational New Drug (IND) Application to begin a clinical trial to assess Xyrem in the treatment of fibromyalgia syndrome. The Food and Drug Administration (FDA) has received the application and has begun its statutory review of the IND. The Company expects to initiate the trial during the second quarter of 2004.

“Xyrem continues to make steady progress on both the commercial and development fronts,”said John Bullion, Orphan Medical Chief Executive Officer. “Xyrem prescribing grew well during the first quarter, especially in the second half of the quarter and sales of our antidote product Antizol were very strong. We are reaffirming guidance of $18-$20 million in total 2004 revenues with Xyrem revenues contributing $12 to $14 million. The balance of the year is going to be very exciting as the Xyrem EDS trial results are analyzed, the fibromyalgia trial is advanced, and we submit our supplemental NDA.”

Xyrem Update
As of March 31, 2004 more than 1,400 physicians had written Xyrem prescriptions. In the most recent six-week period, a record 744 new prescriptions were written for Xyrem. As previously announced, there were a total of 2,738 prescriptions filled in the last six-weeks bringing the total to 5,087 in the first-quarter of 2004.

As previously mentioned, two Phase III(b) trials are underway to evaluate Xyrem in the treatment of EDS in narcolepsy. The clinical portions of the first of these trials, SXB-15, is complete. The Company expects to receive initial data from this trial in late May and will present summary results at the upcoming Associated Professional Sleep Societies (APSS) meeting in June.

Patient enrollment in the second EDS trial, the EXCEEDS trial, is nearing completion and expected to be complete in the third-quarter. Orphan Medical plans to include results from both EDS trials in a supplemental NDA to be submitted to the FDA in late 2004.

Narcolepsy is a chronic, debilitating neurological disease. Cataplexy associated with narcolepsy, a sudden loss of muscle tone, is usually triggered by strong emotions such as laughter, anger, or surprise. As such, patients often selectively isolate themselves from interaction with others resulting in a dramatic effect on a patient’s quality of life. Narcolepsy afflicts approximately 100,000 to 140,000 Americans with about 50,000 to 75,000 patients receiving some form of treatment for their symptoms. An estimated sixty to ninety percent of those with narcolepsy suffer from cataplexy.

Fibromyalgia is a chronic condition that is estimated to affect as many as four million individuals in the United States and represents a market opportunity in excess of a billion dollars per year. The disease is characterized by widespread muscle pain and stiffness and affects women three times more often than men. Other symptoms include persistent fatigue, headaches, cognitive or memory impairment, morning stiffness and non-restorative sleep.

    Conference Call
The Orphan Medical 2004 First Quarter Conference Call will be broadcast live over the Internet on Wednesday, April 21 at 10:00 a.m. (EST). The call will be hosted by members of the Orphan Medical management team. To access the Webcast, go to the investor section of the Orphan Medical Web site at http://www.orphan.com and click on the Webcast icon. A replay of the Webcast will be available at the same address for two weeks.

-Tables Follow-

CONDENSED STATEMENT OF OPERATIONS
	(Unaudited)
(000's except for per share data)	For the Three Months Ended March 31,
	2004	2003

Product revenue, net	$4,403	$4,568
Licensing and royalty revenue	1,000	—

Total revenue	5,403	4,568
Cost of product revenue	631	747

Gross profit	4,772	3,821
Operating expenses
Development	4,222	2,166
Sales and marketing	3,398	4,253
General and administrative	1,207	1,264

Total operating expenses	8,827	7,683

Loss from operations	(4,055)	(3,862)
Interest (expense) income, net	30	8

Net loss before taxes	(4,025)	(3,854)
Income tax expense	—	—

Net loss	(4,025)	(3,854)
Less: Preferred stock dividend	(239)	(234)

Net loss attributable to common shareholders	$(4,264)	$(4,088)

Loss per share
Basic	$(0.40)	$(0.39)
Diluted	$(0.40)	$(0.39)
Weighted average number of shares used to
calculate loss per common share
Basic	10,775	10,473
Diluted	10,775	10,473

SELECTED BALANCE SHEET DATA
	March 31, 2004	December 31, 2003

Assets Cash and cash equivalents	$18,192	$23,413
Other assets	5,041	5,909

Total assets	$23,233	$29,322

Liabilities and shareholders' equity
Current liabilities	$6,519	$8,764
Non-current liabilities	57	62
Shareholders' equity	16,657	20,496

Total liabilities and shareholders' equity	$23,233	$29,322

Orphan Medical acquires, develops, and markets pharmaceuticals of high medical value for inadequately treated and uncommon CNS diseases treated by specialist physicians. The lead product for the company is Xyrem, which is the first and only approved treatment for cataplexy associated with narcolepsy. Xyrem is also being assessed as a treatment for the full range of narcolepsy symptoms including excessive daytime sleepiness. Orphan Medical’s pipeline includes development stage products for fibromyalgia and pain. Orphan Medical’s Internet Web site address is www.orphan.com

Contact:	Tim McGrath (CFO)	(952) 513-6900
	David Folkens (Corporate Communications)	(952) 513-6994

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The information in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These are set forth in the cautionary statements included in Orphan Medical’s most recent Form 10-Q or Form 10-K filed with the Securities and Exchange Commission. (These documents can be accessed through the Orphan Medical Web site at http://www.orphan.com). All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements.